================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 CompUSA Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 CompUSA Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                  COMPUSA INC.
                           14951 North Dallas Parkway
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 5, 1997

To the Stockholders of
  CompUSA Inc.

      Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of CompUSA Inc., a Delaware corporation (the "Company"), will be held at The Grand Kempinski Hotel, 15201 North Dallas Parkway, Dallas, Texas, on November 5, 1997, at 10:00 a.m., local time, for the following purposes:

     (1) To elect three members of the Board of Directors, which will consist of nine directors, for the term of office stated in the Proxy Statement.

     (2) To consider and approve a proposal to amend the Company's Restated and Amended Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000 and
          (ii) increase the number of authorized shares of Preferred Stock from 10,000 to 100,000,000.

     (3) To consider and approve the adoption of the CompUSA Inc. Officers' Bonus Plan.

     (4) To consider and ratify the selection of the Company's independent auditors.

     (5) To transact any other business that may properly come before the Meeting and any adjournments thereof.

      The close of business on September 8, 1997, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open for the examination by any stockholder during ordinary business hours at the Company's headquarters, which is located at 14951 North Dallas Parkway, Dallas, Texas.

      Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

      STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                   By Order of the Board of Directors



                                          /s/ MARK R. WALKER
                                    ----------------------------------
                                              Mark R. Walker
                                       Senior Vice President-General
                                           Counsel and Secretary

Dallas, Texas
September 26, 1997

                                  CompUSA Inc.
                           14951 NORTH DALLAS PARKWAY
                              DALLAS, TEXAS  75240

                                PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held November 5, 1997


      This Proxy Statement is first being mailed on September 26, 1997, to stockholders of CompUSA Inc. (the "Company") by the board of directors of the Company (the "Board of Directors" or the "Board") to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at The Grand Kempinski Hotel, 15201 North Dallas Parkway, Dallas, Texas, on Wednesday, November 5, 1997, at 10:00 a.m., local time, and at such other times and places to which the Meeting may be adjourned.

      All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "Election of Directors" as nominees for election as a director of the Company for the term described herein; (ii) FOR the amendment of the Company's Restated and Amended Certificate of Incorporation (the "Charter") to (a) increase the number of authorized shares of Common Stock, $.01 per share par value ("Common Stock"), from 200,000,000 to 400,000,000 and (b) increase the number of authorized shares of Preferred Stock, $.01 per share par value ("Preferred Stock"), from 10,000 to 100,000,000; (iii) FOR the adoption of the CompUSA Inc. Officers' Bonus Plan (the "Bonus Plan"); (iv) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 27, 1998 ("fiscal 1998"); and (v) at the discretion of the Proxyholders with regard to any other matters that may properly come before the Meeting and any adjournments thereof.

      Any stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If not revoked, all shares represented by properly executed Proxies will be voted as specified herein or as noted above, as applicable.

                       RECORD DATE AND VOTING SECURITIES

      The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof is the close of business on September 8, 1997 (the "Record Date"). On December 2, 1996, the Company issued 45,662,667 shares of Common Stock as the result of a 2-for-1 stock split that was effected in the form of a stock dividend on the Common Stock outstanding at the close of business on November 18, 1996. All share numbers stated in this Proxy Statement, except for authorized shares, reflect the stock split. As a result of this and other issuances of Common Stock, 91,844,120 shares of Common Stock were outstanding as of the close of business on the Record Date. Common Stock is the only class of outstanding voting securities of the Company.

      As a result of the stock split described in the preceding paragraph and a 2-for-1 stock split on April 22, 1996 effected in the form of a stock dividend on the Common Stock outstanding at the close of business on April 8, 1996, the number of preferred stock purchase rights ("Rights") associated with each outstanding share of Common Stock was adjusted downward from one full Right to one-fourth of one Right in accordance with the Company's Rights Agreement. The Rights Agreement did not require any adjustment as a result of the stock splits to the number of shares of Series A Junior Participating Preferred Stock of the Company the holder of each Right would be entitled to purchase upon the occurrence of certain events or the purchase price thereof.

                               QUORUM AND VOTING

      The presence at the Meeting, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted for purposes of determining whether a quorum is present. In deciding all matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock then registered in such holder's name.

      Election of the director nominees named in Proposal No. 1, or any of them, requires the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Votes that are withheld will be counted for quorum purposes, but will be excluded entirely from the tabulation of votes in respect of the proposal and, therefore, will not otherwise affect the outcome of the vote on the proposal. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

      Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote. Abstentions on this proposal may be specified and will have the same effect as a vote against the proposal.

      Approval of each of Proposal No. 3 and Proposal No. 4 requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions on these proposals may be specified and will be counted for purposes of determining the number of shares present or represented and entitled to vote thereon. As a result, abstentions will have the same effect as votes against these proposals.

      Under the rules of the New York Stock Exchange, brokers who hold shares in street name have discretionary authority to vote on certain "routine" items even if they have not received instructions from the persons entitled to vote such shares. However, brokers do not have authority to vote on "nonroutine" items without such instructions. Such "broker nonvotes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares) are counted as present and entitled to vote for purposes of determining whether a quorum is present but are not entitled to vote on any nonroutine matter to be acted upon. For matters requiring the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting, such as Proposal No. 1, broker nonvotes will have no effect on the outcome of the vote. For matters requiring the affirmative vote of a majority of the shares of Common Stock outstanding, such as Proposal No. 2, broker nonvotes will have the effect of votes against such proposal. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote, such as Proposal No. 3 and Proposal No. 4, broker nonvotes will not be counted as among the shares entitled to vote with respect to such matters. Thus, the effect of any broker nonvotes with respect to Proposal No. 3 and Proposal No. 4 will be to reduce the number of affirmative votes required to approve the proposals and the number of negative votes required to block such approval. Because brokers will have discretionary authority to vote on each of Proposal No. 1, Proposal No. 3 and Proposal No. 4, there will be no broker nonvotes on such proposals. However, brokers will not have discretionary authority to vote on Proposal No. 2.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

      The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Named Officers (as defined under "EXECUTIVE COMPENSATION--Summary Compensation Table") and (iv) all directors and executive officers of the Company as a group.

                                                   BENEFICIAL OWNERSHIP
                                                    OF COMMON STOCK (1)
                                           -----------------------------------
                                           AMOUNT AND NATURE
                                             OF BENEFICIAL         Percent of
                                           OWNERSHIP  (2) (3)     Common Stock
                                           ------------------     ------------
NAME OF BENEFICIAL OWNER
------------------------
FMR Corp. (4)
   82 Devonshire Street
   Boston, Massachusetts 02109                  12,038,100            12.5%
The Equitable Companies Incorporated (5)
   787 Seventh Avenue
   New York, New York 10019                     10,684,810            11.1%
Putnam Investments, Inc. (6)
   One Post Office Square
   Boston, Massachusetts 02109                   7,388,149             7.7%
Pilgrim Baxter & Associates, Ltd. (7)
   11255 Drummers Lane, Suite 300
   Wayne, Pennsylvania 19067                     6,314,500             6.6%
Nicholas Applegate Capital Management (8)
   600 West Broadway, 29th Floor
   San Diego, California 92101                   5,806,080             6.1%
Giles H. Bateman                                   307,215              *
Leonard L. Berry, Ph.D.                             21,019              *
Warren D. Feldberg                                  46,943              *
James F. Halpin                                  1,491,896             1.6%
Morton E. Handel                                       -0-              --
Denise Ilitch Lites                                  2,000              *
Lawrence Mittman                                     6,754              *
Kevin J. Roche                                     226,275              *
Barry L. Williams                                      -0-              --
Harold F. Compton                                  674,638              *
J. Samuel Crowley                                  209,867              *
Lawrence N. Mondry                                 620,620              *
James E. Skinner                                   322,095              *
All directors and executive officers
 as a group (34 persons)                         5,166,947             5.4%

------------------------
* Less than 1.0%
                                             (notes continued on following page)

                                                      (notes from previous page)

(1) "Beneficial owner" means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any stockholder has been furnished by such stockholder and the Company believes that, except as otherwise indicated, each stockholder has sole voting and investment power with respect to shares listed as beneficially owned by such stockholder.

(2) Includes shares of Common Stock issuable upon exercise of options that were exercisable on the Record Date or within 60 days thereafter by Messrs. Bateman, Berry, Feldberg, Halpin, Mittman, Roche, Compton, Crowley, Mondry, Skinner and all directors and executive officers as a group, with such shares numbering 139,965; 20,519; 26,943; 1,105,082; 4,690; 20,519;
     410,788; 172,713; 124,958;  145,073; and 2,976,373, respectively.

(3) Includes shares of Common Stock restricted by the Company as to their sale, assignment, transfer, pledge or other encumbrance by Messrs. Halpin, Compton, Crowley, Mondry, Skinner and all directors and executive officers as a group, with such shares numbering 67,088; 60,028; 20,839; 20,839; 20,839; and 316,408, respectively. The vesting of these restricted stock awards may be accelerated if specified performance goals are met. See "EXECUTIVE COMPENSATION - Summary Compensation Table."

(4) Based on a Report on Schedule 13G dated February 7, 1997, which was jointly filed with the Securities and Exchange Commission (the "Commission") by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. FMR reported sole voting power with respect to 70,000 shares and sole dispositive power with respect to all 12,038,100 shares. Mr. Johnson and Ms. Johnson reported sole dispositive power with respect to all 12,038,100 shares.

(5) Based on a Report on Schedule 13G dated July 10, 1997, which was filed jointly with the Commission by the Equitable Companies Incorporated ("Equitable") and certain of its affiliates and on information provided to the Company by Equitable. Such Report indicates that the shares may be beneficially owned by Alpha Assurances Vie Mutuelle, AXA Assurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group (collectively, the "Mutuelles Group"), acting as a parent holding company; AXA-UAP, as a parent holding company; and Equitable, as a parent holding company. The Report indicates that such entities beneficially own an aggregate of 5,184,810 shares, representing 5.4% of the total outstanding shares of Common Stock, but such number excludes an additional 5,500,000 shares described in the Report as shares owned by Alliance Capital Management L.P., a subsidiary of Equitable ("Alliance"), that may be disposed of upon the exercise of call options written by Alliance. The Report further indicates that of the 5,184,810 shares reported as being beneficially owned by the foregoing entities, such entities have sole voting power with respect to 4,799,492 shares, shared voting power with respect to 381,551 shares, sole dispositive power with respect to 5,184,559 shares and shared dispositive power with respect to 251 shares. All shares reported in such Report (including the shares subject to call options) are held directly by subsidiaries of Equitable, including Alliance. The Mutuelles Group and AXA-UAP disclaimed beneficial ownership of all shares.

(6) Based on a Report on Schedule 13G dated April 8, 1997, which was jointly filed with the Commission by Marsh & McClennan Companies, Inc. ("Marsh & McClennan"), Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McClennan ("Putnam Investments"), Putnam Investment Management, Inc., a wholly-owned subsidiary of Putnam Investments ("Putnam Management"), and Putnam Advisory Company, Inc., a wholly-owned subsidiary of Putnam Investments ("Putnam Advisory"). Marsh & McClennan disclaimed beneficial ownership of all shares. Putnam Investments reported shared voting power with respect to 128,315 of the 7,388,149 shares it beneficially owns. Putnam Management claimed beneficial ownership of 7,158,834 of the 7,388,149 shares beneficially owned by Putnam Investments. Putnam Advisory claimed beneficial ownership of 229,315 of the 7,388,149 shares beneficially owned by Putnam Investments and reported shared voting power with respect to 128,315 of such shares.

(7) Based on a Report on Schedule 13G dated February 14, 1997, which was jointly filed with the Commission by Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter"), Harold J. Baxter and Gary L. Pilgrim. Pilgrim Baxter, Mr. Baxter and Mr. Pilgrim reported shared voting power and sole dispositive power with respect to all shares beneficially owned.

(8) Based on a Report on Schedule 13G dated February 4, 1997, which was filed with the Commission by Nicholas Applegate Capital Management ("Nicholas Applegate"). Nicholas Applegate reported sole voting power with respect to 4,482,118 shares and shared voting power with respect to 4,500 shares. Nicholas Applegate reported sole dispositive power with respect to all shares beneficially owned.


                                 Proposal No. 1

                             ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes of directors serving staggered three-year terms. All directors of one class hold their positions until the annual meeting of stockholders at which the terms of the directors in such class expire and their respective successors are elected and qualified. The Company's Charter provides that the number of directors will not be less than three nor greater than thirteen and will be divided into three classes as nearly equal in number as the then authorized number of directors permits. The Bylaws of the Company provide that the number of directors will be established by resolution of the Board of Directors within the limitations set forth in the Charter.

      In October 1996, Edith Weiner resigned from the Board of Directors, and in January 1997 Denise Ilitch Lites was appointed by the Board of Directors to serve for the remainder of Ms. Weiner's term, which expires at the Meeting. In addition, during fiscal 1997, the Board of Directors was increased from seven to nine members and Morton E. Handel and Barry L. Williams were elected by the Board to serve as directors for terms expiring at the annual meetings of stockholders in 1998 and 1999, respectively.

      The Board of Directors has approved the recommendation of the Nominating and Governance Committee that James F. Halpin, Denise Ilitch Lites and Lawrence Mittman be submitted as nominees to the stockholders to serve three-year terms as directors expiring at the 2000 annual meeting of stockholders and until their successors are elected and have qualified. Messrs. Halpin and Mittman have served as members of the Board of Directors since prior to the last annual meeting of stockholders.

      The Nominating and Governance Committee will consider nominees for election to the Board of Directors recommended by stockholders entitled to vote for the election of directors, provided such recommendations are made in accordance with the Bylaws of the Company. Generally, the Bylaws provide that a stockholder must deliver written notice of such recommendations to the Secretary of the Company not later than 75 days prior to the date on which, in the immediately preceding year, the annual meeting of stockholders was held.

      The nominees named above have consented to serve as members of the Board of Directors if elected. If any of the above nominees for any reason is unable or unwilling to serve at the time of the Meeting, the Proxyholders will have discretionary authority to vote the Proxies for a substitute nominee or nominees. The following sets forth information as to the nominees for election at the Meeting and each of the directors whose term of office will continue after the Meeting, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board of Directors and directorships in other publicly-held companies.

                                                               Served as  Year
                                                               Director   Term
           Name                Age  Position With The Company    Since   Expires
-----------------------------  ---  --------------------------------------------
Nominees for three-year terms
 ending in 2000:
  James F. Halpin (1)(2)        46    President, Chief Executive
                                       Officer and Director       1993    1997
  Denise Ilitch Lites (3)       41    Director                    1997    1997
  Lawrence Mittman (4)          46    Director                    1995    1997

Continuing directors:
  Giles H. Batemen (1) (2)      52    Chairman of the Board of
                                       Directors                  1991    1998
  Leonard L. Berry, Ph.D. (3)   55    Director                    1993    1998
  Morton E. Handel (4)          62    Director                    1997    1998
  Warren D. Feldberg (3)        47    Director                    1992    1999
  Kevin J. Roche (2) (3)        39    Director                    1989    1999
  Barry L. Williams (4)         53    Director                    1997    1999
--------------------------
(1)  Member of the Nominating and Governance Committee
(2)  Member of the Finance Committee
(3)  Member of the Compensation Committee
(4)  Member of the Audit Committee

  James F. Halpin has served as President and a director of the Company since May 1993 and as Chief Executive Officer since December 1993. Mr. Halpin also served as Chief Operating Officer from May 1993 to January 1995. From 1990 to November 1992, Mr. Halpin was President of HomeBase, a home center warehouse retailer. From 1988 to 1990, Mr. Halpin was President of BJ's Wholesale Club, a chain of warehouse club retail stores. He also served as Executive Vice President of Waban Inc., the parent corporation of HomeBase and BJ's Wholesale Club, from 1988 to May 1993. He is also a director of Toy Biz, Inc., Lowe's Companies, Inc. and Interphase Corporation.

  Denise Ilitch Lites has served as a director of the Company since January 1997. Ms. Ilitch Lites is president of Olympia Development, Inc., a Detroit-based real estate and entertainment development company, where she has been employed since _____. Ms. Ilitch Lites is also Vice Chairwoman of Little Ceaser Enterprises, Inc., an international pizza restaurant chain. From _________ to _________, Ms. Ilitch Lites operated her own retail marketing firm, Bright Lites, Inc. and from _____ to _____served as senior vice president of Little Ceasar Enterprises, Inc. Ms. Ilitch Lites also holds advisory positions in marketing with the Dallas Stars and Detroit Red Wings hockey teams and with the Detroit Tigers baseball team. She is also a director of Beauticontrol Inc., and the Detroit Branch of the Federal Reserve Bank of Chicago.

  Lawrence Mittman has served as a director of the Company since January 1995. Mr. Mittman is a partner of the New York City law firm Battle Fowler, where he has been employed since 1979.

  Giles H. Bateman has served as a director of the Company since December 1991 and as Chairman of the Board of Directors since December 1993. Since January 1992, Mr. Bateman has been an investor in and director of several private companies primarily engaged in retailing. In 1991, Mr. Bateman served as a Visiting Professor at the University of San Diego Olin Hall School of Business Administration. Mr. Bateman was a co-founder of The Price Company, the operator of The Price Club chain of warehouse club retail superstores. Mr. Bateman served as a director and Chief Financial Officer of The Price Company from 1976 to 1991 and as Vice Chairman from 1986 to 1991. He is also a director of Boatracs, Inc.

  Leonard L. Berry, Ph.D. has served as a director of the Company since November 1993. Mr. Berry has served as a Professor of Marketing and as Director of the Center for Retailing Studies at Texas A&M University since 1982. He has also held the J.C. Penney Chair of Retailing Studies at Texas A&M University since January 1991.

  Morton E. Handel has served as a director of the Company since January 1997. Mr. Handel is president of S&H Consulting, Ltd., a privately held financial and consulting firm based in West Hartford, Connecticut, where he has been employed since 1991. From 1988 to 1991 he was Chairman and CEO of Coleco Industries, Inc. Mr. Handel is also currently President and a director of Ranger Industries, Inc., a _____ company; Chairman of the Board and a director of Concurrent Computer Corporation; a director of Ithaca Industries, Inc. and Toy Biz, Inc.; and Vice Chairman of the Board of Regents of the University of Hartford.

  Warren D. Feldberg has served as a director of the Company since October 1992. Since January 1997, Mr. Feldberg has been Chairman and Chief Executive Officer of The Caldor Corporation, a discount department store retail chain. Mr. Feldberg served as President and Chief Operating Officer of the Caldor Corporation from May 1996 to January 1997. Mr. Feldberg served as Chairman and Chief Executive Officer of Marshalls, Inc., a retail organization and a subsidiary of Melville Corporation, from October 1991 to June 1995. Mr. Feldberg also served as Vice President of Melville Corporation during the same period. From 1988 to October 1991, Mr. Feldberg was employed by Dayton Hudson Corporation, where he served in a variety of positions for its Target retail division, most recently as President during 1991.

  Kevin J. Roche has served as a director of the Company since 1989. Mr. Roche has served as Senior Vice President of First Union Capital Partners, Inc. since 1993, Senior Vice President of First Union Corporation since 1991 and Senior Vice President of First Union National Bank since 1988.

  Barry L. Williams has served as a director of the Company since May 1997. Since July 1992, he has been President of Williams Pacific Ventures Inc., a venture capital and real estate investment and consulting firm. He was President of C.N. Flagg Power Inc., a construction services company, from July 1988 until its sale in July 1992, and a Managing Principal of Bechtel Investments, Inc. until May 1987. He is also a director of Tenera, Inc., CH2M Hill Companies, Ltd., The USA Group, Inc., PG&E Corporation, Simpson Manufacturing Company, Inc., APL LIMITED, and Newhall Land and Farming Co., Inc.

Meetings and Committees of the Board of Directors

  The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings and acts by written consent when important matters require Board action between scheduled meetings. The Board of Directors met seven times during fiscal 1997. During such period, all members of the Board of Directors participated in at least 75% of all Board and applicable Committee meetings.

  The Board of Directors has four standing committees (each a "Committee"): The Nominating and Governance Committee, the Finance Committee, the Audit Committee and the Compensation Committee. The functions of these committees, their current members, the number of meetings held and the number of times action was taken by written consent during fiscal 1997 are described below.

  The Nominating and Governance Committee is empowered to recommend nominees for election to the Board and review the role, composition and structure of the Board and its committees. The Nominating and Governance Committee is comprised of James F. Halpin (Chairman) and Giles H. Bateman. The Nominating and Governance Committee acted by written consent three times during fiscal 1997.

  The Finance Committee has the responsibility of making recommendations to the Board with respect to the Company's credit arrangements, the issuance of equity and long-term debt securities and other matters. The Finance Committee is comprised of Kevin J. Roche (Chairman), Giles H. Bateman and James F. Halpin. The Finance Committee met once during fiscal 1997.

  The Audit Committee was established to review the professional services and independence of the Company's independent auditors and to review the Company's financial statements, procedures and internal controls. The Audit Committee is comprised of Morton E. Handel (Chairman), Lawrence Mittman and Barry L. Williams. The Audit Committee met five times during fiscal 1997.

  The Compensation Committee has the responsibility of reviewing planning for succession to senior executive positions, fixing annual salaries and bonuses for the officers and key employees of the Company and administering the Long-Term Incentive Plan and, if approved at the Meeting, the Bonus Plan. See "Proposal No. 3 -- Approval of the CompUSA Inc. Officers' Bonus Plan." The Compensation Committee is comprised of Warren D. Feldberg (Chairman), Dr. Leonard Berry, Kevin J. Roche and Denise Ilitch Lites. The Compensation Committee met seven times and acted by written consent once during fiscal 1997.

Director Compensation

  Directors who are also employees of the Company or its subsidiaries receive no compensation in their capacities as directors. Nonemployee directors receive an annual retainer of $25,000 ($30,000 if they chair a committee), plus a fee of $1,000 for each Board meeting and $500 for each Committee meeting in which the director participates. All directors are reimbursed for expenses connected with attendance at Board or Committee meetings. In addition, nonemployee directors receive annual automatic grants of stock options to purchase $50,000 of Common Stock (based on market value on the date of grant).

  For fiscal 1997, the Company (i) paid Messrs. Bateman, Berry, Feldberg, Handel, Mittman and Roche and Ms. Ilitch Lites $33,500, $35,000, $35,417, $9,167, $34,500, $40,000 and $6,250, respectively, and (ii) granted each of Messrs. Bateman, Berry, Feldberg, Mittman and Roche options to purchase 2,172 shares of Common Stock at an exercise price of $23.00 per share. The Company also granted Mr. Handel, Ms. Ilitch Lites and Mr. Williams options to purchase 1,652, 1,652 and 565 shares of Common Stock, respectively, at exercise prices of $15.13, $15.13 and $22.13 per share, respectively. For his services as Chairman of the Board of Directors during fiscal 1997, Mr. Bateman received an additional $69,000 as an annual salary. In addition, the Company paid the firm of Weiner, Edrich, Brown, Inc., $17,500 in respect of Edith Weiner, who resigned as a director in October 1996, for services rendered in fiscal 1997.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL
                      NOMINEES FOR DIRECTOR NAMED HEREIN.


                                   MANAGEMENT

Executive Officers

  The following table sets forth certain information regarding the Company's executive officers. Officers are elected annually by the Board of Directors and serve at its discretion.

               Name                Age         Position with the Company
---------------------------------- ---  ----------------------------------------
James F. Halpin...................  46  President, Chief Executive Officer and
                                         Director
Harold F. Compton.................  50  Executive Vice President, Chief
                                         Operating Officer and President--
                                         CompUSA Stores
J. Samuel Crowley.................  47  Executive Vice President--Operations
Ronald J. Gilmore.................  42  Executive Vice President--Marketing
Lawrence N. Mondry................  37  Executive Vice President--Merchandising
Paul B. Poyfair...................  45  Executive Vice President--Services and
                                         New Businesses
James E. Skinner..................  44  Executive Vice President, Chief
                                         Financial Officer, Treasurer and
                                         Assistant Secretary
Michael J. Edwards................  37  Senior Vice President--Operations
Paul F. Ewert.....................  49  Senior Vice President--Merchandising
Harold D. Greenberg...............  50  Senior Vice President--Inventory
                                         Management
Jack Littman-Quinn................  42  Senior Vice President--Mail Order
Melvin D. McCall..................  52  Senior Vice President--Human Resources
Barry C. McCook...................  49  Senior Vice President--Operations
Stuart M. Needleman...............  49  Senior Vice President and President--
                                         CompUSA Direct
Mark R. Walker....................  40  Senior Vice President--General Counsel
                                         and Secretary
Anthony A. Weiss..................  30  Senior Vice President--Direct Sales and
                                         Distribution
Aka A. DeMesa.....................  46  Vice President--Commercial Products
Rick L. Fountain..................  44  Vice President--Technical Services
J. Robert Gary....................  42  Vice President--Finance
Robyn Gatch-Priest................  47  Vice President, Controller and
                                         Assistant Treasurer
Dina M. Gundelfinger..............  33  Vice President--Advertising
Dr. James L. Infinger.............  40  Vice President--Information Systems and
                                         Chief Information Officer
Leslie C. Marshall................  52  Vice President--Loss Prevention
Robert S. Seay....................  34  Vice President--Technological Training
Ronald D. Strongwater.............  54  Vice President--Real Estate

               See "Proposal No. 1 -- Election of Directors" for
                biographical information regarding Mr. Halpin.

          Harold F. Compton has served as Executive Vice President and Chief Operating Officer since January 1995. In July 1996, Mr. Compton was promoted to the additional position of President--CompUSA Stores. He served as Executive Vice President--Operations from August 1994 to January 1995. Prior to joining the Company, Mr. Compton served as President and Chief Operating Officer of Central Electric Inc., a ______ company, from December 1993 to August 1994. Previously, Mr. Compton had served as Executive Vice President--Operations & Human Resources of HomeBase, a home center warehouse retailer, from 1989 to 1993. Mr. Compton is also a director of Jumbo Sports ___, a ___________, and Stage Stores ___, a _________.

          J. Samuel Crowley has served as Executive Vice President--Operations since March 1995. He served as Vice President--Operations, East from April 1994 to March 1995, as Vice President--Retail Sales from July 1993 to April 1994 and as a Regional Manager from 1989 to July 1993. Prior to joining the Company, Mr. Crowley was employed by The Federated Group, a chain of consumer electronics stores, for eight years, serving as Vice President/General Manager from 1987 to 1988 and as Regional Vice President from 1984 to 1987.

          Ronald J. Gilmore has served as Executive Vice President--Marketing since May 1997. He served as Senior Vice President--Marketing & Advertising from May 1994 to May 1997 and as Vice President--Advertising & Sales Promotion from July 1993 to April 1994. Prior to joining the Company, Mr. Gilmore served as Vice President--Marketing of the Good Guys!, Inc., a consumer electronics retailer, from April 1993 to July 1993. Mr. Gilmore was employed by HomeBase from April 1991 to April 1993, serving as Vice President--Marketing & Advertising. From April 1990 to April 1991, Mr. Gilmore was employed by Montgomery Ward, Inc., a chain of retail department stores, as Media Director, and from 1989 to 1990, he was employed by Harte Hanks Communications, Inc., serving as Director of Advertising Sales of the Boston Newspaper Group.

          Lawrence N. Mondry has served as Executive Vice President-- Merchandising since December 1993. He served as Senior Vice President and General Merchandise Manager from 1990 to December 1993. Prior to joining the Company, Mr. Mondry was employed by Highland Superstores, Inc., a chain of retail appliance and consumer electronics stores, from 1983 to 1990, serving as Vice President and National Merchandise Manager from 1988 to 1990.

          Paul B. Poyfair has served as Executive Vice President--Services and New Businesses since May 1997. He served as Senior Vice President--Services & Administration from October 1995 to May 1997 and as Senior Vice President--Human Resources, Training and Administration from December 1993 to October 1995 and as Vice President--Human Resources from September 1993 to December 1993. Prior to joining the Company, Mr. Poyfair was employed by HomeBase from October 1990 to September 1993, serving as Vice President--Human Resources, and by Kenworth Truck Company, a manufacturer of heavy duty trucks, from 1986 to 1990, serving as Director of Human Resources.

          James E. Skinner has served as Executive Vice President, Chief Financial Officer and Treasurer since September 1994. He served as Senior Vice President--Finance and Planning and Chief Accounting Officer from December 1993 to September 1994, as Vice President--Finance and Planning and Chief Accounting Officer from June 1992 to December 1993, and as Vice President and Chief Accounting Officer from September 1991 to June 1992. Mr. Skinner served as Assistant Treasurer from October 1992 to September 1994 and has also served as Assistant Secretary since October 1992. Prior to joining the Company, Mr. Skinner was a partner of Ernst & Young, an international public accounting firm, where he had been employed since 1975. Mr. Skinner is a Certified Public Accountant.

          Michael J. Edwards has served as Senior Vice President--Operations since May 1997. He served as Vice President/Operations--West from November 1996 to May 1997, as a Regional Manager from October 1993 to November 1996, as a General Manager of a CompUSA Computer Superstore from March 1991 to October 1993 and as a Store Operations Manager from June 1990 to March 1991. Prior to joining the Company, he served in several positions with Target, a retail division of Dayton Hudson Corporation, most recently as Store Merchandise Manager.

          Paul F. Ewert has served as Senior Vice President--Merchandising since May 1997. He served as Vice President--Merchandising & General Merchandise Manager from February 1996 to May 1997. From January 1994 to February 1996, he served as Vice President--Merchandising and from 1991 to January 1994, he served as Senior Director of Hardware Merchandising. Prior to joining the Company, Mr. Ewert served as Vice President--Fashion Accessories of Broadway Department Stores, a regional chain of retail department stores, from 1990 to 1991. Mr. Ewert served as General Manager and Regional Merchandiser of Target, from 1983 to 1990.

          Harold D. Greenberg has served as Senior Vice President--Inventory Management since May 1997. He served as Vice President--Inventory Management from April 1994 to May 1997. Prior to joining the Company, he was employed by Ames Department Stores, Inc., a regional chain of discount department stores, where he served in several positions from 1989 to December 1993, most recently as Director of Planning and Analysis during 1993.

          Jack Littman-Quinn has served as Senior Vice President--Mail Order of the Company since May 1996. Mr. Littman-Quinn served as President and Chief Operating Officer of PCs Compleat, Inc., from 1991 to May 1996 (when the Company acquired PCs Compleat, Inc.).

          Melvin D. McCall has served as Senior Vice President--Human Resources since October 1995. He served as Vice President--Human Resources from May 1995 to October 1995. Prior to joining the Company, he was a principal of HR Partners, a _____ ,from 1991 to May 1995. From 1987 to 1991, Mr. McCall served as Senior Vice President of Human Resources and Administration of Dominick's Finer Foods, a regional supermarket chain.

          Barry C. McCook has served as Senior Vice President--Operations since May 1997. He served as Vice President--Operations, East from March 1995 to May 1997. Mr. McCook also served as Regional Manager of the Southeast from February 1994 to March 1995, as Vice President--Retail Sales from July 1993 to February 1994, and as Regional Manager from 1990 to July 1993.

          Stuart M. Needleman has served as Senior Vice President of the Company and President of CompUSA Direct since June 1997. Prior to joining the Company, Mr. Needleman was president of Work `N Gear, a work wear chain, since October 1993. From 1989 to 1993, he served as Chief Operating Officer at Casual Male, a retail clothing store chain. From 1972 to 1989, Mr. Needleman was employed by Zayre Corp., where he last held the position of Senior Vice President of Distribution Services.

          Mark R. Walker has served as Senior Vice President--General Counsel and Secretary since November 1995. He served as Vice President--General Counsel and Secretary from August 1993 to November 1995. Prior to joining the Company, he was employed as Vice President, Secretary and General Counsel from May 1990 to February 1993 by AmeriCredit Corp., an indirect consumer finance company.
Mr. Walker practiced general corporate and securities law from 1986 to 1990 with Mayer, Brown & Platt in Chicago, Illinois.

          Anthony A. Weiss has served as Senior Vice President--Direct Sales and Distribution since May 1997. He served as Vice President--Direct Sales from September 1995 to May 1997. Mr. Weiss joined the Company in 1988 and served in various positions, including the positions of _____ from _____ to February 1995 and Senior Director, Direct Sales from February 1995 to September 1995.

          Aka A. DeMesa has served as Vice President--Commercial Products since April 1996. From July 1995 to April 1996, he served as Senior Director-- Commercial Products for the Company. Prior to joining the Company, Mr. DeMesa served as Vice President of Product Line Management & Purchasing of CompuCom Systems, Inc., a corporate computer reseller, from 1992 to July 1995. From 1990 to 1992, he was Vice President of Product Management for Computer Factory, Inc., a CompuCom Systems, Inc. subsidiary.

          Rick L. Fountain has served as Vice President--Technical Services since July 1996. From September 1994 to July 1996, he served as Senior Director--Technical Services and from February 1990 to September 1994, he served as the East Coast Regional Manager of the Company. Prior to joining the Company, he was employed by Federated Electronics Superstores, a chain of retail appliance and consumer electronics stores, from 1985 to 1990, where he last held the position of Vice President--Operations.

          J. Robert Gary has served as Vice President--Finance since May 1996. Prior to joining the Company, Mr. Gary served as Senior Vice President and Chief Financial Officer of Wireless One, Inc., an owner and operator of wireless cable television systems, from September 1995 to May 1996, and from 1992 to September 1995, he was Executive Vice President, Chief Operating Officer, and Chief Financial Officer of Greentree Software, Inc., a developer of advanced
purchasing and material management software solutions.   From 1990 to 1992, Mr.
Gary was employed as Vice President--Business Manager of the Trade Division of Simon & Schuster.

          Robyn Gatch-Priest has served as Vice President since January 1994 and as Controller since 1991. Prior to joining the Company, she served as Chief Financial Officer of Hofbauer, Inc., a software development firm, from 1989 to 1991. Ms. Gatch-Priest is a Certified Public Accountant.

          Dina M. Gundelfinger has served as Vice President--Advertising since May 1997. Since joining the Company in 1988, Ms. Gundelfinger has served in a variety of positions within the advertising department, including the positions of Director--Advertising from 1991 to October 1995 and Senior Director-- Advertising from October 1995 to May 1997.

          Dr. James L. Infinger has served as Vice President--Information Systems and Chief Information Officer since June 1994. Prior to joining the Company, he was employed by Old American Insurance Services, a personal lines insurance company, as Vice President--Data Processing from February 1992 to June 1994. From 1989 to February 1992, Mr. Infinger was employed by Siemens Information Systems, an international software and hardware vendor for the retail industry, serving as Director of Systems Development for Retail.

          Leslie C. Marshall has served as Vice President--Loss Prevention since July 1996. From 1992 to July 1996, he served as Senior Director--Loss Prevention of the Company. Prior to joining the Company, Mr. Marshall served as Director of Risk Management and Loss Prevention for Pic-"N"-Save Corporation, an inventory close-out retailing chain, from 1986 to 1991.

          Robert S. Seay has served as Vice President--Training since May 1997. Mr. Seay has been employed by the Company since 1991 and has held various field operation positions including General Manager of a CompUSA Computer Superstore, Regional Manager and most recently Senior Director--Training from November 1996 to May 1997. From 1984 to 1991, he was employed by Home Depot, Inc., a home center warehouse retailer, in operations.

          Ronald D. Strongwater has served as Vice President--Real Estate since April 1994. Prior to joining the Company, he served as President of The RDS GROUP, a nationwide real estate/management services consulting firm, from 1990 to April 1994. Mr. Strongwater also served as Senior Vice President--Real Estate of Wickes Companies, Inc. from 1982 to 1990.

                             EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

                            OVERVIEW AND PHILOSOPHY

          Recommendations regarding base salary and annual incentive compensation for executive officers are prepared by the Compensation Committee and presented to the Board of Directors for final approval. The Compensation Committee, which is composed entirely of nonemployee directors, has access to independent compensation data and has available to it advice and reports from outside compensation consultants.

          The objectives of the Company's executive compensation program are to:

     .    Support the achievement of desired Company performance.

     . Provide competitive compensation that will attract and retain superior talent and reward performance.

     . Align the executive officers' interests with those of the stockholders by placing a portion of their pay at risk because it is dependent upon corporate performance, including the attainment of performance goals.

          To achieve the above objectives, the Company's executive compensation policies integrate annual base compensation with bonuses based on overall corporate performance and individual initiatives and performance. The measurement of corporate performance and the award of bonuses historically has been based primarily upon the achievement of Company performance goals that are
reviewed and approved annually by the Compensation Committee.   Under the
CompUSA Inc. Officers' Bonus Plan (the "Bonus Plan"), the performance goals may be based on the performance of the Company generally (in the absolute or compared to its peers) or the performance of a particular employee or the performance of the subsidiary, division or other unit to which an employee is assigned. Performance goals may vary between employees and will be weighted to reflect their relative importance to the Company. For years in which performance goals are achieved or exceeded, executive compensation tends to be higher than for years in which performance goals are not achieved. Annual cash compensation, together with the payment of long-term equity-based incentive compensation through stock options, restricted stock and other equity-based awards, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

          The executive compensation program is designed to provide an overall level of compensation that is competitive within the retail industry, as well as with a broader group of companies of comparable size and complexity. The actual compensation levels of the Company's executive officers may be greater or less than average compensation levels in other companies based upon annual and long-term overall Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal and individual circumstances.

                     EXECUTIVE OFFICER COMPENSATION PROGRAM

          The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, restricted stock and other equity-based awards, and various benefits, including a 401(k) plan, deferred compensation plan and an executive medical plan.

Base Salary

          Subject to the provisions of any applicable employment agreements, in fiscal 1997 base salary levels for the Company's executive officers, including the Chief Executive Officer, were competitively set relative to companies in the retail industry and other comparable companies. See "--Employment Agreements." In determining salaries, the Compensation Committee took into account individual experience and performance and specific issues particular to the Company, counseled with an outside compensation consultant, and reviewed independent compensation data to establish base salary levels that were within the range of persons holding positions of comparable responsibility at other similarly situated companies, both regionally and nationally.

Annual Cash Incentive Compensation

          The Company maintains an annual incentive compensation plan for its officers. Generally, incentive bonuses for senior executives, including the Chief Executive Officer, are based on the Company achieving its targeted earnings per share (the "EPS Target"). For example, if the EPS Target is achieved, officers receive awards ranging from 30% to 40% of their respective base salaries (each an "Award"). If the EPS Target is surpassed, an individual's Award increases 2% to 12% for each percentage point by which reported earnings per share exceeds the EPS Target, with no limit. If the EPS Target is not achieved, an individual's Award decreases by 6.67% for each percentage point by which reported earnings per share falls below the EPS Target. Thus, if reported earnings per share falls 15% or more below the EPS Target, all Awards are eliminated. Key management personnel other than officers also participate in this plan and are eligible for Awards based on achievement of the EPS Target or other performance goals. The Company is obligated to maintain an incentive compensation plan during the terms of the employment agreements described below. These incentive bonuses are reflected in the Summary Compensation Table below.

          The Board of Directors has adopted the Bonus Plan, and stockholders are being asked to consider and approve the Bonus Plan. If approved, annual cash incentive compensation for the Company's officers will be paid pursuant to the Bonus Plan beginning in fiscal 1998. Annual cash incentive compensation for other key management personnel will continue to be paid under the existing plan and will be unaffected by such approval of the Bonus Plan. See "Proposal No. 3- -Approval of the CompUSA Inc. Officers' Bonus Plan."

Long-Term Incentive Plan

          The Long-Term Incentive Plan has been the Company's long-term incentive plan for executive officers since 1990. The objectives of the Long-Term Incentive Plan are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and to enable executives to develop and maintain a significant long-term ownership position in the Common Stock. The Long-Term Incentive Plan provides for awards of stock options, restricted stock, stock appreciation rights, performance shares and stock units, or any combination thereof. A further purpose of the Long-Term Incentive Plan is to provide a means by which the Company may attract able persons to become directors of the Company and to provide directors with additional incentive and reward opportunities designed to strengthen their concern for the welfare of the Company and its stockholders. The total number of shares of Common Stock issuable pursuant to the Long-Term Incentive Plan is 16,788,736. As of the Record Date, [_____] shares of Common Stock remained available for awards under the Long-Term Incentive Plan. In administering the Long-Term Incentive Plan, the Compensation Committee has discretion to determine, among other things, the specific types of awards to be granted, to whom they will be granted and the number of shares of Common Stock subject to such awards.

CompSavings Plan for Employees of CompUSA Inc.

          The CompSavings Plan for Employees of CompUSA Inc. (the "401(k) Plan") is intended to enable eligible employees of the Company to accumulate capital for their future economic security, encourage eligible employees to remain in the service of the Company and provide incentives for employee performance on behalf of the Company. All employees of the Company are eligible to participate in the 401(k) Plan if they have attained age 21 and completed six months of service with a minimum of 500 hours worked during that period. An eligible employee may elect to make pre-tax contributions to the 401(k) Plan through payroll deductions in an amount up to 15% of such employee's compensation, subject to certain limitations contained in the Internal Revenue Code. The 401(k) Plan provides for Company matching contributions equal to 25% of an eligible employee's pre-tax contributions with respect to the first 5% of such employee's compensation. Company matching contributions are made one-fourth in cash and the remaining three-fourths in Common Stock. In addition, the Company may elect to make supplemental matching contributions in an amount based on the Company's profitability for the fiscal year that ends within the 401(k) Plan's fiscal year. The 401(k) Plan is a defined contribution retirement plan within the meaning of Section 401(a) of the Code. Participants in the 401(k) Plan may direct the investment of their 401(k) Plan accounts among specified investment funds, including a fund that invests primarily in Common Stock. The 401(k) Plan is administered by the CompSavings Plan Committee, which is comprised of James
F. Halpin, James E. Skinner and Melvin D. McCall.

CompUSA Inc. Deferred Compensation Plan

          The CompUSA Inc. Deferred Compensation Plan (the "SERP") is a supplemental executive retirement plan maintained in conjunction with the 401(k) Plan that is intended to provide certain benefits to a select group of the Company's management and highly compensated employees. The SERP is a nonqualified plan for federal income tax purposes that allows eligible employees to make pre-tax contributions through payroll deductions in excess of certain limitations imposed on pre-tax contributions by these employees to the 401(k) Plan. Eligible employees who make pre-tax contributions to the SERP are eligible to receive an allocation of Company matching contributions on the same basis as Company matching contributions to the 401(k) Plan. The SERP is administered by the CompSavings Plan Committee.

CompUSA Direct (formerly PCs Compleat, Inc.) Plans

          In connection with its acquisition of CompUSA Direct (formerly PCs Compleat, Inc.), the Company assumed all outstanding obligations under CompUSA Direct's stock option and 401(k) plans. The Company has reserved [650,826] shares of Common Stock for issuance upon exercise of options granted under the CompUSA Direct stock option plan. Neither the Company nor CompUSA Direct intends to issue any additional stock options or make any additional contributions under these CompUSA Direct plans.

Benefits

          The Company provides medical benefits to its executive officers pursuant to an executive medical plan.

          This report of the Compensation Committee on executive compensation is submitted by the current members of the committee as noted below:

                                                    Warren D. Feldberg
                                                    Leonard L. Berry, Ph.D.
                                                    Denise Ilitch Lites
                                                    Kevin J. Roche

          Ms. Ilitch Lites was first elected to the Board of Directors and appointed to the Compensation Committee in January 1997 and did not participate in the decisions regarding the executive officer compensation program described in the foregoing report.

Summary Compensation Table

     The following contains information concerning the compensation earned by, awarded to or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Officers") for services rendered to the Company during fiscal years 1995 through 1997.

                                                                                        Long-Term Compensation
                                                                            ----------------------------------------
                                              Annual Compensation                          Awards            Payouts
                                ------------------------------------------------------------------------------------
                                                                                                Securities
                                                                                 Restricted     Underlying
                                                                Other Annual       Stock         Options/      LTIP       All Other
                                  Fiscal  Salary     Bonus      Compensation      Award(s)         SARS       Payouts   Compensation

Name and Principal Position        Year    ($)      ($) (1)       ($) (2)         ($) (3)        (#) (4)        ($)       ($) (5)
-----------------------------------------------------------------------------------------------------------------------------------
James F. Halpin                     1997  836,544     744,851          --           248,751      1,331,591        --          4,750
     President and Chief            1996  653,078   1,496,003          --                --        142,276        --          9,370
     Executive Officer              1995  550,000     440,000          --           232,502        262,492        --             --

Harold F. Compton                   1997  584,619     521,926          --           213,216        955,597        --          4,750
     Executive Vice President       1996  420,193     842,189     203,195 (6)            --         40,652        --          9,370
      and
     Chief Operating Officer and    1995  332,292     217,708     327,944 (7)       200,005        280,860        --             --
     President--CompUSA Stores

J. Samuel Crowley                   1997  275,038     184,018          --            81,540        348,572        --          4,750
      Executive Vice President--    1996  204,404     351,038          --                --         15,204        --          8,501
      Operations                    1995  160,067      85,866          --            71,033         34,512        --             --

Lawrence N. Mondry                  1997  344,425     229,692          --            81,540        348,572        --          4,750
     Executive Vice President--     1996  273,264     469,924          --                --         15,204        --          7,750
     Merchandising                  1995  236,905     142,143          --            71,033         38,512        --             --

James E. Skinner                    1997  293,071     195,854          --            81,540        348,572        --          4,750
     Executive Vice President,      1996  220,769     379,500          --                --         15,204        --          8,501
     Chief Financial Officer,       1995  189,250     113,550          --            71,033         46,512        --             --
     Treasurer and Assistant
     Secretary

----------------
(1) Includes bonuses earned in fiscal 1995, 1996 and 1997, respectively, under the incentive compensation plans of the Named Officers that were or are to be paid in fiscal 1996, 1997 and 1998, respectively.

(2) Except for the compensation for Mr. Compton noted below, no compensation was paid to any of the Named Officers during fiscal 1995, 1996 or 1997 that constituted Other Annual Compensation. In fiscal 1995, 1996 and 1997, the value of perquisites and other personal benefits, if any, did not equal or exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3) The aggregate value of the restricted stock awards at the end of fiscal 1997 is: $1,133,458, $974,051, $353,384, $353,384 and $353,384 for Messrs.
     Halpin, Compton, Crowley, Mondry and Skinner, respectively. The number of shares of restricted stock held by Messrs. Halpin, Compton, Crowley, Mondry and Skinner at the end of the last fiscal year is 52,262; 44,912; 16,294; 16,294; and 16,294, respectively. Restrictions lapse after five years, subject to accelerated vesting if specific performance goals are met; however, such vesting period will not be less than three years. Holders of restricted stock are entitled to receive any dividends paid to holders of Common Stock.

(4) Options to acquire shares of Common Stock under the Long-Term Incentive Plan. See "EXECUTIVE COMPENSATION -- Executive Officer Compensation Program -- Long-Term Incentive Plan."

(5) Reflects the Company's contributions to the 401(k) Plan and the SERP in respect of these individuals.

(6) Of this amount, $86,628 constitutes reimbursement of relocation expenses and $98,073 constitutes reimbursement of additional federal income taxes incurred by Mr. Compton due to his receipt of certain payments in respect of his relocation in fiscal 1995.

(7) Of this amount, $187,631 constitutes reimbursement of relocation expenses and $129,313 constitutes reimbursement of federal income taxes incurred by Mr. Compton due to his receipt of certain payments in respect of his relocation in fiscal 1995.

Option Grants During Fiscal 1997

     The following table sets forth information regarding stock options granted to Named Officers during fiscal 1997 pursuant to the Long-Term Incentive Plan.

                                                              Individual Grants
                              -----------------------------------------------------------------------------





                              Number of                                                           Potential Realizable Value at
                              Securities      % of Total                                          Assumed Annual Rates of Stock
                              Underlying     Options/SARs                                         Price Appreciation For Option
                              Options/SARs    Granted to        Exercise or                               Term (1)
                                Granted      Employees in       Base Price      Expiration    -------------------------------------
Name                          (#)(2)(3)     Fiscal Year (2)    ($/Share) (4)      Date               5% ($)            10% ($)
--------------------------   ------------   ---------------    -------------   -----------     ----------------   ------------------


James F. Halpin               333,334           7.0%              22.50         8/15/06            3,733,592          10,388,245
                              333,334           7.0%              27.50         8/15/06            2,066,922           8,721,575
                              333,332           7.0%              32.50         8/15/06              400,249           7,054,862
                               81,591           1.7%              20.50         2/02/07            1,052,075           2,666,149
                              250,000           5.2%              27.50         2/24/07            1,473,625           6,419,250

Harold F. Compton             226,666           4.8%              22.50         8/15/06            2,538,829           7,063,971
                              226,666           4.8%              27.50         8/15/06            1,405,499           5,930,641
                              226,668           4.8%              32.50         8/15/06              272,172           4,797,354
                               25,597           0.5%              20.50         2/02/07              330,061             836,433
                              250,000           5.2%              27.50         2/24/07            1,473,625           6,419,250

J. Samuel Crowley             113,334           2.4%              22.50         8/15/06            1,269,426           3,532,017
                              113,334           2.4%              27.50         8/15/06              702,756           2,965,347
                              113,332           2.4%              32.50         8/15/06              136,083           2,398,634
                                8,572           0.2%              20.50         2/02/07              110,532             280,107

Lawrence N. Mondry            113,334           2.4%              22.50         8/15/06            1,269,426           3,532,017
                              113,334           2.4%              27.50         8/15/06              702,756           2,965,347
                              113,332           2.4%              32.50         8/15/06              136,083           2,398,634
                                8,572           0.2%              20.50         2/02/07              110,532             280,107

James E. Skinner              113,334           2.4%              22.50         8/15/06            1,269,426           3,532,017
                              113,334           2.4%              27.50         8/15/06              702,756           2,965,347
                              113,332           2.4%              32.50         8/15/06              136,083           2,398,634
                                8,572           0.2%              20.50         2/02/07              110,532             280,107

------------------

(1) The potential realizable values shown in the table illustrate the values that might be realized upon exercise of the options immediately prior to the expiration of their terms, based on the difference between the appreciated value of the Common Stock over the ten-year term of the options (assuming the specified compounded rates of appreciation) and the exercise price of the options. These amounts do not take into account provisions providing for termination of options following termination of employment, nontransferability or vesting over periods of up to four years.

(2)  The Company has not granted any stock appreciation rights (SARs).

(3) Options vest with respect to one-third or one-fourth of the shares covered thereby annually, beginning on the first anniversary of the date of grant. In the event of a change in control of the Company (as defined in the Long-Term Incentive Plan), however, any unexercisable portion of the options will become immediately exercisable. All options have ten-year terms.

(4) The exercise price of the options granted on February 2, 1997 was equal to the fair market value of the Common Stock on the date of grant. The exercise price of the options granted on February 25, 1997 was greater than the fair market value of the Common Stock ($20.50) on the date of grant. The options granted on August 16, 1996 have three exercise prices, each of which is applicable to approximately one-third of the total shares covered by the option and was greater than the fair market value of the Common Stock ($20.69) on the date of grant. Each of the three tranches of options granted on August 16, 1996 is reflected as if it were a separate option in the foregoing table.

Aggregated Option Exercises During Fiscal 1997 and Fiscal Year End Option Values

     The following table provides information regarding options exercised by the Named Officers during fiscal 1997 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                                     Number of Securities               Value of Unexercised
                                                                    Underlying Unexercised                  In-the-Money
                                                                 Options/SARs at Fiscal Year         Options/SARs at Fiscal Year
                               Shares          Value                     End (#)                           End ($) (2)
                             Acquired on      Realized         -------------------------------    -------------------------------
Name                         Exercise (#)      ($)(1)            Exercisable    Unexercisable      Exercisable    Unexercisable
----------------------       ------------    ----------        --------------  ---------------    -------------   ---------------
James F. Halpin                 39,336          862,953           1,105,082       1,391,941         13,419,365       4,722,939
Harold F. Compton                   --               --             370,788         906,321          3,571,345       2,077,164
J. Samuel Crowley                   --               --             170,079         298,757          1,303,538         524,427
Lawrence N. Mondry              12,586          182,695             124,959         286,547            698,098         363,367
James E. Skinner               320,400        8,365,771             145,073         289,215          1,012,478         412,708

--------------------

(1) Value is calculated based on the difference between the closing price of the Common Stock on the date of exercise and the per share option exercise price multiplied by the number of shares to which the exercise relates.

(2) The closing price of the Common Stock on the NYSE on June 28, 1997, was $21.688 per share. In-the-money option values are calculated on the basis of the difference between $21.688 and the per share option exercise price multiplied by the number of shares of Common Stock purchasable under the option.

Employment Agreements

     Halpin Agreement. The Company is a party to an employment agreement with James F. Halpin (the "Halpin Agreement") dated August 16, 1996, pursuant to which Mr. Halpin currently serves as President and Chief Executive Officer. The Halpin Agreement provides for annual salary increases at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Halpin's current annual base salary is $850,000. In addition, Mr. Halpin is eligible to receive in respect of each fiscal year an incentive bonus determined in accordance with the management incentive bonus plan. See "Report of the Compensation Committee on Executive Compensation -- EXECUTIVE OFFICER COMPENSATION PROGRAM -- Annual Cash Incentive Compensation." The term of employment under the Halpin Agreement will expire on August 15, 2000. Mr. Halpin has agreed to certain noncompetition restrictions with the Company during the term of the Halpin Agreement and for two years thereafter. The Halpin Agreement provides for certain severance arrangements. See "--Severance Arrangements."

     Compton Agreement. The Company is a party to an employment agreement with Harold F. Compton (the "Compton Agreement") dated August 16, 1996, pursuant to which Mr. Compton currently serves as Executive Vice President, Chief Operating Officer and President--CompUSA Stores. The Compton Agreement provides for annual salary increases at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Compton's current annual base salary is $600,000. In addition, Mr. Compton is eligible to receive in respect of each fiscal year an incentive bonus determined in accordance with the management incentive bonus plan. See "Report of the Compensation Committee on Executive Compensation -- EXECUTIVE OFFICER COMPENSATION PROGRAM -- Annual Cash Incentive Compensation." The term of employment under the Compton Agreement will expire on August 15, 2000. Mr. Compton has agreed to certain noncompetition restrictions with the Company during the term of the Compton Agreement and for two years thereafter. The Compton Agreement provides for certain severance arrangements. See "--Severance Arrangements."

     Crowley Agreement.  The Company is a party to an employment agreement with
J. Samuel Crowley (the "Crowley Agreement") dated May 1, 1996, as amended, pursuant to which Mr. Crowley currently serves as Executive Vice President-- Operations. The Crowley Agreement provides for annual salary increases at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Crowley's current annual base salary is $285,000. In addition, Mr. Crowley is eligible to receive in respect of each fiscal year an incentive bonus determined in accordance with the management incentive bonus plan. See "Report of the Compensation Committee on Executive Compensation -- EXECUTIVE OFFICER COMPENSATION PROGRAM -- Annual Cash Incentive Compensation." The term of employment under the Crowley Agreement will expire on May 1, 1998. Mr. Crowley has agreed to certain noncompetition restrictions with the Company during the term of the Crowley Agreement and for two years thereafter. The Crowley Agreement provides for certain severance arrangements. See "--Severance Arrangements."

     Mondry Agreement. The Company is a party to an employment agreement with Lawrence N. Mondry (the "Mondry Agreement") dated May 1, 1996, as amended, pursuant to which Mr. Mondry currently serves as Executive Vice President-- Merchandising. The Mondry Agreement provides for annual salary increases at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Mondry's current annual base salary is $345,000. In addition, Mr. Mondry is eligible to receive in respect of each fiscal year an incentive bonus determined in accordance with the management incentive bonus plan. See "Report of the Compensation Committee on Executive Compensation -- EXECUTIVE OFFICER COMPENSATION PROGRAM -- Annual Cash Incentive Compensation." The term of employment under the Mondry Agreement will expire on May 1, 1998. Mr. Mondry has agreed to certain noncompetition restrictions with the Company during the term of the Mondry Agreement and for two years thereafter. The Mondry Agreement provides for certain severance arrangements. See "--Severance Arrangements."

     Skinner Agreement. The Company is a party to an employment agreement with James E. Skinner (the "Skinner Agreement") dated May 1, 1996, as amended, pursuant to which Mr. Skinner currently serves as Executive Vice President and Chief Financial Officer. The Skinner Agreement provides for annual salary increases at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Skinner's current annual base salary is $300,000. In addition, Mr. Skinner is eligible to receive in respect of each fiscal year an incentive bonus determined in accordance with the management incentive bonus plan. See "Report of the Compensation Committee on Executive Compensation --EXECUTIVE OFFICER COMPENSATION PROGRAM -- Annual Cash Incentive Compensation." The term of employment under the Skinner Agreement will expire on May 1, 1998. Mr. Skinner has agreed to certain noncompetition restrictions with the Company during the term of the Skinner Agreement and for two years thereafter. The Skinner Agreement provides for certain severance arrangements. See "--Severance Arrangements."

Severance Arrangements

     The Halpin, Compton, Crowley, Mondry and Skinner Agreements provide for severance payments to such officers upon termination of their employment by the Company other than for "cause," as defined in the agreements. Under the Halpin Agreement, Mr. Halpin is entitled to receive the amount of his monthly base salary (at the rate in effect immediately prior to termination of employment) as severance pay for a period of 48 months following termination of employment. Under the Compton Agreement, Mr. Compton is entitled to receive the amount of his monthly base salary (at the rate in effect immediately prior to termination of employment) as severance pay for a period of 36 months following termination of employment. Under the Crowley, Mondry and Skinner Agreements, each is entitled to receive the amount of his monthly base salary (at the rate in effect immediately prior to termination of employment) as severance pay for a period of 18 months following termination of employment.

     The agreements provide for lump sum severance payments in lieu of the foregoing payments upon termination of employment in connection with a "change in control" (as defined in the agreements) of the Company. The Company's obligations under the agreements apply to specified employment terminations during the 90-day period preceding a change in control and to any employment termination (other than one due to death) during the 12-month period following a change in control. The amount of the lump sum severance payment is equal to
2.99 times the sum of the following: (i) the terminated executive's annual base pay, (ii) two times the terminated executive's target bonus for the bonus period in which the change in control occurs and (iii) the terminated executive's annualized automobile allowance, all determined at the time of employment termination. The lump sum payment also includes a payment in lieu of continued group insurance coverage and an amount necessary to reimburse the terminated executive for excise taxes, if any, that the executive may be expected to incur as a result of the severance payments. Under the agreements, the Company is obligated to reimburse the executive for outplacement consulting service costs incurred during the two-year period following employment termination in connection with a change in control. The agreements provide that Messrs. Halpin, Compton, Crowley, Mondry and Skinner, if requested by the Company, will enter into consulting agreements with the Company for a period of six months following termination of employment in connection with a change in control. Modified noncompetition restrictions apply for a period of two years under the agreements in the event of employment termination in connection with a change in control.

     Officers of the Company who are not Named Officers have employment agreements that provide for severance payments upon termination by the Company of employment other than for "cause" as defined in the agreements. The agreements provide for severance payments for periods of 12 and six months following termination of employment of Senior Vice Presidents and Vice Presidents, respectively. The agreements also provide for lump sum severance payments in lieu of the foregoing payments upon termination of employment in connection with a change in control of the Company. The change in control severance provisions of the agreements with officers of the Company who are not Named Officers are substantially similar to the change in control severance provisions of the Named Officers; provided that for Vice Presidents, (i) the amount of the lump sum severance payments will be equal to 1.00 times the sum of the items enumerated in the preceding paragraph, (ii) consulting agreements are not required and (iii) modified noncompetition restrictions apply for a period of one year. Key employees not covered by employment agreements are covered by a plan containing severance provisions substantially similar to the change in control severance provisions contained in the agreements of the Named Officers; provided that the amount of the lump sum severance payments will be equal to .50 times the sum of the terminated employee's annual base pay, target bonus and annualized automobile allowance. Key employees not covered by employment agreements are not required to enter into consulting agreements following termination of employment in connection with a change in control and are not subject to noncompetition restrictions at any time. The plan covers over 110 key employees and expires May 1, 1998; provided that if a change in control of the Company occurs prior to May 1, 1998, the plan will continue for a period of 12 months following the change in control.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that during fiscal 1997 all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                         Comparative Stock Performance

     The graph below compares the cumulative total stockholder return on Common Stock with the cumulative total return on the stocks comprising the NYSE Composite Index (the "NYSE Index"), the Standard & Poor's Retail-Specialty Index and the Standard & Poor's Retail Composite Index for the periods from June 27, 1992 through June 28, 1997 (assuming the investment of $100 on June 27, 1992, in Common Stock and the stocks comprising the NYSE Index, the Standard & Poor's Retail-Specialty Index and the Standard & Poor's Retail Composite Index, and reinvestment of all dividends).

     Standard & Poor's has discontinued the publication of its Retail-Specialty Index. The Company has elected to replace such index in future years with Standard & Poor's Retail Composite Index. In accordance with the rules and regulations of the Commission, both indices are included in the graph for this transitional year. Information regarding the performance of the Retail-Specialty Index for fiscal 1997 was compiled for the Company based on information available from Standard & Poor's regarding the performance of the component companies' stock.

     Standard & Poor's Retail-Specialty Index included nine companies, all of which are included in Standard & Poor's Retail Composite Index. The companies whose stocks comprise the Standard & Poor's Retail Composite Index are Albertsons, Inc.; American Stores Company; AutoZone, Inc.; Charming Shoppes; Circuit City Stores, Inc.; Costco Companies, Inc.; CVS Corp.; Dayton Hudson Corp.; Dillards, Inc.; Federated Department Stores; GAP, Inc.; Giant Food, Inc.; Great Atlantic & Pacific Tea Company; Harcourt General, Inc.; Home Depot, Inc.; K-Mart Corp.; Kroger Company; Limited, Inc.; Longs Drug Stores, Inc.; Lowes Companies; May Department Stores Companies; Mercantile Stores Company, Inc.; Nordstrom, Inc.; J.C. Penney Company; Pep Boys-Manny, Moe & Jack; Rite Aid Corporation; Sears Roebuck & Company; Sherwin-Williams Company; Tandy Corporation; TJX Companies, Inc.; Toys R Us, Inc.; Wal-Mart Stores; Walgreen Company; Winn-Dixie Stores, Inc.; and Woolworth Corp.

   COMPARISON OF CUMULATIVE TOTAL RETURN ON COMMON STOCK, STANDARD & POOR'S
               RETAIL-SPECIALTY INDEX, STANDARD & POOR'S RETAIL
                        COMPOSITE INDEX AND NYSE INDEX

----------------------------------------------FISCAL YEAR ENDING--------------
COMPANY                         1992    1993    1994    1995    1996    1997
CompUSA(1)                      100     136.32   36.32  126.32  287.37  362.11
Industry Index (old)(2)         100     124.19  119.56  116.74  144.55  175.46
Industry Index (new)(3)         100     112.88  112.49  121.55  145.00  176.20
Broad Market(4)                 100     113.41  117.36  140.09  175.27  228.94

-------------------
(1) Common Stock
(2) Standard & Poor's Retail-Specialty Index
(3) Standard & Poor's Retail Composite Index
(4) NYSE Index

                                 PROPOSAL NO. 2

 AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON
                           STOCK AND PREFERRED STOCK

     The Board of Directors has unanimously approved, subject to approval by the stockholders of the Company, a proposal to amend the Fourth Article of the Charter to (i) increase the number of shares of Common Stock authorized and available for issuance from 200,000,000 to 400,000,000 and (ii) increase the number of authorized shares of Preferred Stock from 10,000 to 100,000,000.

     Management believes that this amendment would benefit the Company by providing greater flexibility to the Board of Directors to issue additional equity securities, for example, to raise additional capital, to facilitate possible future acquisitions, to provide stock-related employee benefits and to effect stock splits of the outstanding Common Stock. If the amendment is approved at the Meeting, generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock or Preferred Stock unless required by law or any rules or regulations to which the Company is subject. However, as long as the Common Stock is quoted for trading through the New York Stock Exchange (the "NYSE"), the flexibility that this amendment would provide the Board of Directors will be limited by the rules of such exchange which, as presently in effect, would generally require stockholder approval for the issuance of Common Stock when: (i) a stock option or purchase plan is to be established or other arrangements made pursuant to which Common Stock may be acquired by directors or officers, except for warrants or rights issued generally to securityholders of the Company or broadly-based plans or arrangements including other employees; (ii) a business, a company, tangible or intangible assets or property, or securities representing any such interest, are to be acquired, directly or indirectly, from a director, officer or substantial securityholder of the Company (including its subsidiaries, affiliates or other closely related persons) or from any company or party in which one of such persons has a substantial direct or indirect interest if the number of shares of Common Stock to be issued or the number of shares of Common Stock into which the securities may be convertible exceeds one percent of the number of shares of Common Stock, or one percent of the voting power, outstanding before the issuance; (iii) Common Stock or securities convertible into or exercisable for Common Stock are to be issued in any transaction or series of related transactions, other than a public offering for cash, if (a) the Common Stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Stock or securities convertible into or exercisable for Common Stock, or (b) the number of shares of Common Stock to be issued is, or will be, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock; or (iv) the issuance would result in a change in control of the Company.

     Although the Company considers from time to time mergers, acquisitions and other transactions that may involve the issuance of additional shares of Common Stock or Preferred Stock (any one or more of which may be under consideration or acted upon at any time), the Company is not a party to any agreements with respect to any such transactions, nor does it have any agreements, commitments or understandings with respect to such transactions or that would involve the issuance of additional shares of Common Stock or Preferred Stock in amounts that would exceed the number of currently authorized and unissued shares.

     Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock or Preferred Stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock. Also, future issuances of Common Stock will increase the number of outstanding shares, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock or Preferred Stock and any issuance of either may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock or Preferred Stock, or both, could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company. Holders of Common Stock do not have any preemptive rights to acquire any additional securities issued by the Company. The additional shares of Preferred Stock for which authorization is sought would be of the same class of Preferred Stock currently authorized and would be undesignated as to series. Under the Charter, the Board of Directors is authorized to designate the terms of any series of Preferred Stock, including dividend rates, voting rights, redemption prices and conversion or other special rights, if any, without further action by stockholders of the Company.

     As of the Record Date, 91,844,120 shares of Common Stock were outstanding and [xx,xxx,xxx] shares of Common Stock were reserved for issuance pursuant to the Company's employee benefit plans. Accordingly, only an additional [xx,xxx,xxx] unreserved shares of Common Stock are available for issuance under the Charter. As of the Record Date, no shares of Preferred Stock were outstanding and 2,500 shares of Preferred Stock were reserved for issuance pursuant to the Company's Rights Agreement. As a result of this reservation only an additional 7,500 unreserved shares of Preferred Stock are available for issuance under the Charter. If the proposed amendment to the Charter is not adopted, it would be necessary to convene a special meeting of stockholders before the Company could consummate any transaction in which (i) the number of shares of Common Stock that would be issued, together with all other new issuances of Common Stock after the Record Date, would exceed [xx,xxx,xxx] or
(ii) the number of shares of Preferred Stock that would be issued, together with all other new issuances of Preferred Stock after the Record Date, would exceed 7,500. This could potentially add to the costs of a proposed transaction and the added time necessary to prepare for and hold a stockholders meeting could serve as a disincentive for third parties otherwise interested in making an investment in, or entering into other transactions with, the Company. It is for these and similar reasons that companies have a substantial number of authorized and unissued shares available for issuance.

Vote Required

     Adoption of the proposal to amend the Charter to increase the number of authorized shares of Common Stock and Preferred Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the Record Date. If approved by the stockholders, such increases in the number of authorized shares will become effective upon the filing with the Secretary of State of the State of Delaware of an amended and restated Charter setting forth such increases. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all Proxies FOR the adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CHARTER TO (I) INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400,000,000 AND (II) INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 100,000,000.

                                 PROPOSAL NO. 3

               APPROVAL OF THE COMPUSA INC. OFFICERS' BONUS PLAN

     The Board of Directors adopted the Bonus Plan. Stockholders are being asked to consider and approve the Bonus Plan. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the federal income tax deduction that the Company may take for compensation paid to "Covered Employees" unless certain requirements are satisfied. Section 162(m) places a $1,000,000 limit on the deduction that may be taken for compensation paid to any Covered Employee unless the compensation is based on the attainment of objective performance goals established in advance by a committee of two or more outside directors and the material terms of the performance goal under which the compensation is to be paid are disclosed to and approved by stockholders. "Covered Employees" are the chief executive officer of the Company and the four highest compensated officers (other than the chief executive officer) as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Bonus Plan is intended to preserve the deductibility of incentive compensation paid to Bonus Plan participants who are Covered Employees.

Summary of the Bonus Plan

     The following summary of the Bonus Plan is qualified in its entirety by reference to the copy of the Bonus Plan attached to this Proxy Statement as Exhibit A.

     Purpose. The purpose of the Bonus Plan is to provide incentive compensation opportunities for certain officers of the Company and its affiliates. The Bonus Plan is designed to assist in the attraction, motivation and retention of superior talent at the officer level, to align the officers' interests with those of the stockholders by placing a portion of their pay at risk depending upon corporate performance, and to support the achievement of desired Company performance. Participants in the Bonus Plan will have the opportunity to earn awards upon the attainment of performance goals established in the first 90 days of each fiscal year by the Compensation Committee.

          Eligibility. All employees of the Company or any affiliate thereof who are "officers" of the Company as defined in Rule 16a-1(f) promulgated by the Commission under Section 16 of the Exchange Act are eligible to participate in the Bonus Plan.

          An employee must be employed in a "Bonus Eligible Position" as of the last day of the fiscal year and have at least 30 consecutive days of service in a Bonus Eligible Position during the fiscal year in order to be eligible to receive an award for that fiscal year. A "Bonus Eligible Position" is a position of employment with the Company or one of its affiliates that is designated by the Compensation Committee or management of the Company or any of its affiliates as eligible for an award under the Bonus Plan. An employee whose employment terminates during the fiscal year for any reason other than disability, retirement or death is not eligible to receive an award for that fiscal year. For purposes of determining an employee's period of service in a Bonus Eligible Position during a fiscal year and for purposes of determining whether an employee is employed in a Bonus Eligible Position on the last day of a fiscal year, an employee is deemed to be employed if on vacation or on family and medical leave. A participant whose employment terminates due to disability, retirement or death is eligible for a pro rata award for that year if the participant completes at least 30 consecutive days of service in a Bonus Eligible Position during the year.

          Bonus Plan Administration. The Compensation Committee has the right and authority to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Bonus Plan, to construe the Bonus Plan, to make all other determinations necessary or advisable for administering the Bonus Plan, and to exercise the powers conferred on the Compensation Committee under the Bonus Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Bonus Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it is the sole and final judge of such expediency. The following persons currently are members of the Compensation Committee: Warren D. Feldberg (Chairman), Dr. Leonard Berry, Kevin J. Roche and Denise Ilitch Lites. The Board of Directors has the exclusive authority to amend, modify, suspend or terminate the Bonus Plan at any time with or without notice, except that no amendment, modification, suspension or termination may in any manner adversely affect the right of any participant to receive any amount to which such participant has become entitled. To qualify for the exemption from the deduction limitation of Section 162(m), stockholders must approve certain material amendments to the Bonus Plan, such as a change in the business criteria upon which performance goals are based, the maximum amount of a participant's bonus, and a change in the class of employees eligible to participate in the Bonus Plan.

          Calculation of Award. The awards granted pursuant to the Bonus Plan are determined according to a formula based on several factors, which include target performance goals, threshold levels of performance, individual target award levels, and the participant's base earnings. For this purpose, base earnings are defined as the wages paid to the participant while serving in a Bonus Eligible Position during the fiscal year. As soon as practicable but in any event within the first 90 days of each fiscal year, the Compensation Committee will establish target award levels expressed as a percentage of a participant's base earnings for the year, the performance goals and the respective threshold and target levels of performance associated with each. The performance goals established by the Compensation Committee for a fiscal year may be based on one or more of the following factors: earnings per share, stock price, cash flow, gross income, net income, operating income, inventory shrinkage, expense levels, debt balance, debt ratings, total stockholder return, return on investment, return on equity, economic value added, production volumes, gross margin dollars, sales, or net asset value per share. The Compensation Committee may establish other performance goal criteria for any participant as it determines to be appropriate, even though any award or portion of an award paid to a participant that is based upon such a performance goal criteria will not qualify for exemption from the deduction limitation of Section 162(m). The performance goals may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular employee, or the performance of a particular division, department, branch, subsidiary or other unit to which a particular employee is assigned. Different performance goals may be established for different participants. Each performance goal will be weighted to reflect its relative importance to the Company's business plan for the year. The sum of the weightings of the target performance goals for a participant for the year must equal 100 percent.

          As promptly as practicable but in any event within 75 days after the end of each fiscal year, the Compensation Committee will certify performance scores for each performance goal for each participant. Each participant's award will then be determined by multiplying the target award by the performance score; provided that no award will be made in respect of any performance goal unless the threshold level of performance has been achieved. At any time during a fiscal year, the Compensation Committee will have the discretion to reduce (but not increase after the first 90 days of the fiscal year) the factors entering into the calculation of any participant's award for the year. The maximum award that may be paid to any single participant pursuant to the Bonus Plan based upon attainment of performance goals for a fiscal year is $5,000,000.

          In addition to the awards based upon attainment of performance goals as set forth above, the Compensation Committee may, in its sole discretion, grant ad hoc bonuses pursuant to the Bonus Plan to any participant or group of participants in such amount or amounts as it determines to be appropriate based upon such factors as it deems to be relevant. Any such ad hoc bonuses must be paid within 75 days following the end of the fiscal year. Ad hoc bonuses will be subject to the deduction limitation of Section 162(m).

          Payment of Awards. Awards under the Bonus Plan will be paid in cash within 75 days following the end of the fiscal year.

Effect of Stockholder Approval

          If approved by the stockholders, the Bonus Plan will be effective as of June 29, 1997 and , except as noted above, awards paid under the Bonus Plan will be exempt from the deduction limitation of Section 162(m). It would be necessary for the stockholders to approve the material terms of the Bonus Plan at their annual meeting held in 2002 for awards paid under the Bonus Plan thereafter to be exempt from the deductions limitation of Section 162(m).

Vote Required

          Approval of the Bonus Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and voting thereon. Unless otherwise instructed or restricted, it is the intent of the persons named in the Proxy to vote Proxies FOR the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO
                            APPROVE THE BONUS PLAN.

Possible Bonus Payments if Stockholders Fail to Approve Plan

          IF THE STOCKHOLDERS FAIL TO APPROVE THE BONUS PLAN, THE COMPENSATION COMMITTEE COULD MEET THEREAFTER AND ADOPT THE SAME TYPES OF FORMULAS FOR BONUSES AS PROPOSED HEREIN, ALTHOUGH THE COMPANY HAS MADE NO COMMITMENT TO DO SO. BONUSES PAID PURSUANT TO SUCH FORMULAS WOULD BE SUBJECT TO THE DEDUCTION LIMITATION OF SECTION 162(M). THERE CAN BE NO ASSURANCES THAT THE COMPENSATION COMMITTEE WOULD NOT ADOPT THE SAME TYPES OF FORMULAS FOR BONUSES OR THAT THE BONUSES WOULD NOT BE PAID IF STOCKHOLDERS DO NOT APPROVE THE PLAN.

                                 PROPOSAL NO. 4

                              INDEPENDENT AUDITORS

          Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Meeting, the Board of Directors has selected Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 1998. Ernst & Young LLP has served the Company in this capacity since 1988. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO
          RATIFY THE SELECTION OF THE COMPANY'S INDEPENDENT AUDITORS.

                            STOCKHOLDERS' PROPOSALS

          Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Bylaws. For such a proposal to be considered for inclusion in the Proxy Statement and Proxy relating to the 1998 annual meeting of stockholders, the proposal must contain the information required by the Company's Bylaws and must be received by the Company not later than May 29, 1998 in accordance with Rule 14a-8. In addition, the Company's Bylaws provide that a stockholder desiring to submit a proposal to an annual meeting of stockholders generally must deliver written notice of such proposal, together with the information required by the Bylaws, to the Secretary of the Company no later that 75 days prior to the date on which, in the immediately preceding year, the annual meeting of stockholders was held. For such a proposal to be considered for inclusion on the agenda for the 1998 annual meeting of stockholders, the proposal and the required information must be received by the Company no later than August 22, 1998. Such proposals should be directed to CompUSA Inc., 14951 North Dallas Parkway, Dallas, Texas 75240,
Attention:  Secretary.

                                 OTHER BUSINESS

          The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote on such matters in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

          All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit Proxies by telephone, or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection with these activities. In addition, Corporate Investor Communications, Inc. ("CIC") may be retained by the Company to aid in the solicitation of Proxies. If CIC is so retained, it would solicit Proxies by mail, telephone, telegraph and personal interview and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of shares of Common Stock held of record by such persons. For these services, CIC would be paid fees not to exceed $7,500 and would be reimbursed for its expenses.

                                 ANNUAL REPORT

          Accompanying this Proxy statement is a copy of the Company's Annual Report to Stockholders for the fiscal year ended June 28, 1997.

                                        By Order of the Board of Directors



                                                 Mark R. Walker
                                          Senior Vice President--General
                                              Counsel and Secretary

Dallas, Texas
September 26, 1997

                                                                       EXHIBIT A
                                  COMPUSA INC.
                              OFFICERS' BONUS PLAN

                                   ARTICLE I
                              PURPOSE OF THE PLAN

The purpose of this CompUSA Inc. Officers' Bonus Plan is to provide incentive compensation opportunities for certain officers of the Company and its affiliates. The Plan is designed to assist in the attraction, motivation and retention of superior talent at the officer level, align the officers' interests with those of the stockholders by placing a portion of their pay at risk depending upon corporate performance, and support the achievement of desired Company performance. Participants in the Plan will have the opportunity to earn Awards upon the attainment of Performance Goals established within the first 90 days of each Plan Year by the Compensation Committee.

                                  ARTICLE II
                                  DEFINITIONS

When used in the Plan, the following terms shall have the following meanings:

2.1  Award means an annual incentive compensation award under the Plan.

2.2 Base Earnings means the wages paid to a Participant while serving in a Bonus Eligible Position during the Plan Year.

2.3  Board of Directors means the Board of Directors of the Company.

2.4 Bonus Eligible Position means a position of employment with the Company, or one of its affiliates, that is designated by the Compensation Committee or management of the Company or any of its affiliates as eligible for an Award.

2.5  Company means CompUSA Inc., a Delaware corporation.

2.6 Compensation Committee means the Compensation Committee of the Board of Directors, which will have overall responsibility for administering the Plan.

2.7 Disability: the "Disability" of a Participant shall be deemed to have occurred whenever a Participant is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than twelve months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by the Compensation Committee, which physician's decision will be final and binding.

2.8 Participant means any employee of the Company or any affiliate thereof who is described as eligible to participate in the Plan as set forth in Article III hereof.

2.9 Performance Goals means the performance goals established each Plan Year pursuant to the Plan against which performance will be measured.

2.10 Plan means the CompUSA Inc. Officers' Bonus Plan, effective as of June 29, 1997, as set forth herein.

2.11 Plan Year means the performance period of the Plan, which shall be commensurate with the Company's fiscal year.

2.12 Retirement means resignation by the Participant on or after the date on which the Participant has served the Company or one or more of its affiliates for at least five years in the aggregate.

2.13 Target Award means an Award that may be earned by a Participant for service in a Bonus Eligible Position upon attainment of all Performance Goals at the Target Level of Performance. The amount of the Target Award for a Participant shall be equal to that Participant's Base Earnings multiplied by the Target Percentage.

2.14 Target Percentage means the percentage (which may exceed 100%) of Base Earnings of each Participant determined by the Compensation Committee pursuant to Section 5.1.

2.15 Target Level of Performance means the level of performance of a Performance Goal that, if attained, will entitle the Participant to 100% of the portion of the Target Award that is related to that Performance Goal.

2.16 Threshold Level of Performance means the minimum level of attainment of a Performance Goal that will entitle the Participant to some percentage, less than 100%, of the portion of the Target Award that is related to that Performance Goal.

                                  ARTICLE III
                                  ELIGIBILITY

3.1 Subject to the further provisions of this Article III, all employees of the Company or an affiliate thereof who are "officers" of the Company as defined in Rule 16a-1(f) promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in the Plan.

3.2 An employee must be employed (including approved annual vacation leave) in a Bonus Eligible Position as of the last day of the Plan Year and have at least 30 consecutive days of service in a Bonus Eligible Position during the Plan Year in order to be eligible to receive an Award for such Plan Year. An employee whose employment terminates during the Plan Year for any reason other than those reasons set forth in Section 3.4 is not eligible to receive an Award for such Plan Year.

3.3 Any provision of the Plan to the contrary notwithstanding: (i) for purposes of determining an employee's period of service in a Bonus Eligible Position during a Plan Year, any period of approved annual vacation leave, and any period of a leave of absence (whether paid or unpaid) to which the employee is entitled pursuant to the Family and Medical Leave Act, shall be included as service for such Plan Year; and (ii) for purposes of determining whether an employee is employed in a Bonus Eligible Position as of the last day of a Plan Year, an employee on a leave of absence as of the last day of a Plan Year (whether paid or unpaid) to which the employee is entitled pursuant to the Family and Medical Leave Act who was employed in a Bonus Eligible Position when such leave of absence commenced, shall be deemed to be employed as of such date.

3.4 Any Participant whose employment terminates during a Plan Year (but prior to the last day of such Plan Year) due to Disability, Retirement or death shall be eligible for an Award for the Plan Year based on the Participant's service in a Bonus Eligible Position during the Plan Year, provided such Participant has completed 30 consecutive days of service in a Bonus Eligible Position during the Plan Year. In the event of an employee's death, the beneficiary of the employee under the Plan shall be the same as the Participant's designated beneficiary under the CompSavings Plan for Employees of CompUSA Inc.

                                     (ii)

                                   ARTICLE IV
             ADMINISTRATION OF THE PLAN; AMENDMENT AND TERMINATION

4.1 The Plan shall be administered by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee shall have the right and authority, in its sole and absolute discretion, to: (i) adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan, (ii) construe the Plan, (iii) make all other determinations necessary or advisable for administering the Plan and (iv) exercise the powers conferred on the Compensation Committee under the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Compensation Committee on the matters referred to in this Section 4.1 shall be final and binding.

4.2 Subject to the provisions of the Plan, the Board of Directors shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time with or without notice; provided that no amendment, modification, suspension or termination of the Plan shall in any manner adversely affect the right of any Participant to receive any amount to which such Participant has become entitled prior to such amendment, modification, suspension or termination.

                                   ARTICLE V
    DETERMINATION OF BONUS ELIGIBLE POSITIONS, PERFORMANCE GOALS AND TARGETS

5.1 As promptly as practicable but in any event within the first 90 days of each Plan Year, the Compensation Committee shall determine (i) Bonus Eligible Positions (which determination may be delegated to management of the Company or any of its affiliates), (ii) Performance Goals for each Participant, (iii) the Threshold Level of Performance and the Target Level of Performance for each Performance Goal of each Participant and (iv) the Target Percentage for each Participant. The Performance Goals established by the Compensation Committee for a Plan Year may be based on earnings per share, stock price, cash flow, gross income, net income, operating income, inventory shrinkage, expense levels, debt balance, debt ratings, total stockholder return, return on investment, return on equity, economic value added, production volumes, gross margin dollars, sales or net asset value per share. The Performance Goals may be based on (i) the performance of the Company generally, in the absolute or in relation to its peers, (ii) the performance of a particular Participant or (iii) the performance of a particular division, department, branch, subsidiary or other unit to which a Participant is assigned. If the Compensation Committee determines that any Participant shall have more than one Performance Goal, each Performance Goal shall be weighted (expressed as a percentage) to reflect its relative importance to the Company's business plan for the Plan Year. The sum of the weightings of the Performance Goals for a Participant for the Plan Year shall equal 100%.

5.2 In addition to the Performance Goals established by the Compensation Committee pursuant to Section 5.1, the Compensation Committee may, in its sole discretion, establish Performance Goals for any Participant or group of Participants for any Plan Year based on such factors other than those listed in Section 5.1 as the Compensation Committee determines to be appropriate for such Plan Year, even though any Award or portion of an Award paid to a Participant that is based upon a Performance Goal not listed in Section 5.1 may not qualify for exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986.

5.3 At any time during a Plan Year, the Compensation Committee may, in its sole discretion, but subject to Section 4.2, cancel or revise its determinations for such Plan Year made with respect to (i) Bonus Eligible Positions, (ii) Performance Goals for each Participant, (iii) the Threshold Level of Performance and the Target Level of Performance for each Performance Goal of each Participant and (iv) the Target Percentage for each Participant; provided that no revision that might result in an increase of the amount of a Participant's Award for a Plan Year may be made after the first 90 days of the Plan Year.

                                     (iii)

                                   ARTICLE VI
                                AMOUNT OF AWARDS

6.1 As promptly as practicable but in any event within 75 days after the end of each Plan Year, a performance score, expressed as a percentage (which may exceed 100%), shall be determined by management of the Company or any of its affiliates and certified in writing by the Compensation Committee for each Performance Goal of each Participant, with the degree of achievement based upon actual performance compared to the Target Level of Performance. If the degree of achievement for any Performance Goal is less than the Threshold Level of Performance for such Performance Goal, the performance score shall be zero.

6.2 If for any Plan Year a Participant has only one Performance Goal, the Participant's Award for such Plan Year shall be determined by multiplying the Participant's Target Award by the performance score applicable to such Performance Goal as determined pursuant to Section 6.1. If more than one Performance Goal has been established for a Participant, the amount of the Participant's Award shall be determined by multiplying the Participant's Target Award by a cumulative performance score that takes into account the Participant's degree of achievement of each Performance Goal as well as the weightings of all Performance Goals. Any provision of the Plan to the contrary notwithstanding, the maximum Award that may be paid to any Participant for a Plan Year calculated as described above shall be $5,000,000.

6.3 In addition to the Awards based upon attainment of Performance Goals as set forth above, the Compensation Committee may, in its sole discretion, grant ad hoc bonuses to any Participant or group of Participants in such amount or amounts as it shall determine to be appropriate based upon such factors as it shall deem to be relevant. Any such ad hoc bonuses shall be paid within 75 days following the end of the Plan Year.

                                  ARTICLE VII
                           FORM AND TIMING OF AWARDS

7.1 Awards under the Plan shall be paid in cash by the Company, or with respect to a Participant in the employ of an affiliate, by such affiliate, within 75 days following the end of the Plan Year. Awards shall be subject to the normal rules and regulations regarding withholding for taxes and other deductions, if any, as may be in effect from time to time.

                                  ARTICLE VIII
                             NO RIGHT OF EMPLOYMENT

8.1 Nothing in the Plan, including the employee's eligibility for participation in the Plan, will confer upon such employee any right with respect to the continuation of such employee's employment by the Company or an affiliate thereof or interfere in any way with the right of the Company or an affiliate thereof at any time to terminate such employment or to increase or decrease the compensation of the employee.

                                   ARTICLE IX
                                 MISCELLANEOUS

9.1 A Participant shall not have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any Award.

9.2 The Plan is intended to constitute an unfunded plan of incentive compensation. No Participant shall have any lien on or rights with respect to any assets of the Company or any affiliate thereof that are greater than those of a general creditor by reason of any rights to any Award.

9.3 The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification hereof, or any other plan for incentive compensation for any succeeding year.

                                     (iv)

9.4 The internal laws of the State of Texas (and not the principles relating to conflicts of laws) shall govern the Plan.

9.5 The Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company and its affiliates.

9.6 The Plan shall be deemed adopted by the Board of Directors as of June 29, 1997. The Plan shall be deemed effective as of that date, provided it is duly approved by the holders of a majority of the shares of Common Stock of the Company present, or represented, and entitled to vote at the 1997 annual meeting of stockholders of the Company. If the Plan is not approved by the stockholders at the 1997 annual meeting of stockholders, the Plan shall terminate and all actions taken hereunder shall be null and void.

                                      (v)

                                  COMPUSA INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 5, 1997

          The undersigned hereby appoints Giles H. Bateman and Harold F. Compton, each with the power to act without the other and with full power of substitution, as Proxies to vote, as designated below, all stock of CompUSA Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held at The Grand Kempinski Hotel, 15201 North Dallas Parkway, Dallas, Texas on Wednesday, November 5, 1997, at 10:00 a.m., local time, and at any adjournments of the meeting, upon such business as may properly come before the meeting, including the following:

1.  Election as directors of the three nominees listed below.

    [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to vote
        (except as indicated to the            for all nominees listed below
        contrary below):                       (or to withhold authority to
                                               vote for any nominees, strike a
                                               line through the nominee's name
                                               below):

    James F. Halpin           Denise Ilitch Lites           Lawrence Mittman

2. Approval of the amendment to the Restated and Amended Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000 and (ii) increase the number of authorized shares of Preferred Stock from 10,000 to 100,000,000.

    [_]  FOR                 [_]  AGAINST                 [_]  ABSTAIN

3.  Approval of the adoption of the CompUSA Inc. Officers' Bonus Plan.

    [_]  FOR                 [_]  AGAINST                 [_]  ABSTAIN

4. Approval of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 27, 1998.

    [_]  FOR                 [_]  AGAINST                 [_]  ABSTAIN

5. In their discretion on any other matter that may properly come before the meeting and any adjournments thereof.

    [_]  FOR                 [_]  AGAINST                 [_]  ABSTAIN

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

_______________________________________________________________________________

          The shares represented by this proxy will be voted as directed. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED IN PROPOSAL NO. 1 AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4.

          Please sign below, date and return promptly.

                                      Dated: _____________________________, 1997


                                      -----------------------------------------
                                      Signature


                                      -----------------------------------------
                                      (Signature if held jointly)

                                      IMPORTANT: Please sign exactly as name
                                      appears to the left. When signing on
                                      behalf of a corporation, partnership,
                                      estate, trust or in other representative capacity, please sign name and title. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person. For joint accounts, each joint owner must sign.


         THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS
                            CONFERRED BY THE PROXY.

                                       1